Filed Pursuant to Rule 424(b)(3)
                                                Under the Securities Act of 1933
                                                     Registration No. 333-116313

                              PROSPECTUS SUPPLEMENT
                     (To Prospectus dated January 13, 2005)

                              OXFORD VENTURES, INC.
                           UP TO 251,982,152 SHARES OF
                                  COMMON STOCK

         This prospectus supplement supplements the prospectus dated January 13, 2005 of Oxford Ventures, Inc. relating to the resale by certain stockholders of up to 251,982,152 shares of our common stock. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

         The table of selling stockholders contained in the prospectus is hereby superseded and replaced to correct and clarify the number of shares registered and allocated to each selling stockholder as follows:

                                          SHARES BENEFICIALLY OWNED       NUMBER OF SHARES OFFERED     SHARES BENEFICIALLY OWNED
                                            PRIOR TO THE OFFERING       PURSUANT TO THIS PROSPECTUS      AFTER THE OFFERING (2)
                                         -----------------------------  ----------------------------   -------------------------
            NAME                             NUMBER        PERCENT (1)      NUMBER      PERCENT (1)        NUMBER       PERCENT
                                         --------------    -----------  --------------  ------------   ------------  -----------
Cornell Capital Partners, L.P.           16,280,556 (3)       9.9%       251,779,312        64.06%           0             0%
101 Hudson Street, Suite 3606                                                (4)
Jersey City, NJ 07302

Newbridge Securities Corporation            202,840            *             202,840(5)        *             0             0%
1451 Cypress Creek Road, Suite 204
Fort Lauderdale, FL 33309

TOTAL                                     16,502,778         10.02%      251,982,152        64.11%           0             0%

* Less than 1%.

(1) Applicable percentage ownership is based on 148,167,847 shares of common stock outstanding as of December 13, 2004, together with securities exercisable or convertible into shares of common stock within 60 days of December 13, 2004 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of December 13, 2004 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) Assumes that all securities registered will be sold and that all shares of common stock underlying the convertible debentures and the Standby Equity Distribution Agreement will be issued.

(3)      Represents  6,896,552  shares  we agreed  to issue to  Cornell  Capital
         Partners, L.P. upon execution of the Standby Equity Distribution Agreement and 7,768,448 shares issuable upon conversion of a convertible debenture in the amount of $500,000 up to the maximum permitted ownership under the Standby Equity Distribution Agreement of 9.9% of our outstanding common stock.

(4) Includes: (a) 67,799,427 shares of common stock issuable pursuant to the Standby Equity Distribution Agreement; (b) 6,896,552 shares of common stock issued to Cornell Capital Partners, L.P. upon execution of the Standby Equity Distribution Agreement; and (c) 177,083,333 shares of common stock issuable upon conversion of a convertible debenture in the principal amount of $500,000.

(5) Includes 202,840 shares of common stock issued to Newbridge Securities Corporation for acting as exclusive placement agent under the Standby Equity Distribution Agreement.